CSFB 04-6

Group 3

Pay rules

1. Pay to the 3PT1, 3PT2 and 3PT3 pro-rata until retired.

Notes

Pxing Speed = 100 PPC (6 to 18 CPR over 12 months)

NAS bonds = None

Settlement = 08/31